EXHIBIT 99.1
CORCEPT THERAPEUTICS APPOINTS JOSHUA M. MURRAY TO BOARD OF DIRECTORS
MENLO PARK, Calif. (Jun. 10, 2021) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, announced today that Joshua M. Murray has joined the company’s Board of Directors.
Mr. Murray is currently Senior Vice President, Finance, Strategy and Investor Relations at Orca Bio, a privately held biotechnology company developing allogeneic cell therapies in blood, immune, and genetic diseases. Prior to joining Orca, Mr. Murray spent 15 years at Goldman Sachs, most recently as a Managing Director in the Investment Banking Division, where he advised a wide array of biotechnology and life sciences companies. He received an AB in History and Economics from Harvard College.
“I am very pleased to welcome Josh to our board,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “His extensive experience counseling healthcare companies confronting the challenges and opportunities of growth will help us as we bring Korlym® to more patients and advance our pipeline of proprietary, selective cortisol modulators.”
About Corcept Therapeutics
Corcept is a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol. Korlym was the first drug approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol. The company owns extensive intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators to treat a variety of serious disorders.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those statements express or imply. These risks and uncertainties include, but are not limited to, our ability to operate our business and achieve our goals and conduct our clinical trials during the Covid-19 pandemic and to generate sufficient revenue to fund our commercial operations and development programs; the availability of competing treatments, including generic versions of Korlym; our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym; and risks related to the development of our product candidates, including their clinical attributes, regulatory approvals, mandates and oversight, and other requirements. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. In this press release, forward-looking statements include statements regarding our commercial growth and the advancement of our clinical development programs. We disclaim any intention or duty to update forward-looking statements made in this press release.

CONTACT:
Corcept Therapeutics
Investor Relations
IR@corcept.com
www.corcept.com